Exhibit 99.1

Contacts:	Jeanie D. Herbert
Rajesh C. Shrotriya, M.D., Chairman, CEO and President	Investor Relations
Spectrum Pharmaceuticals, Inc.	(949) 743-9216
(949) 743-9295
Spectrum Pharmaceuticals Reports First Quarter 2006 Financial Results
Conference Call Today, Monday, May 8, 2006
at 10:30 a.m. ET (7:30 a.m. PT)
To participate in the conference call, please call (866) 815-2336
Available by webcast at www.spectrumpharm.com
•	$60 million in cash and marketable securities as of March 31, 2006

•	9 proprietary drug candidates under development, including 1 for which an NDA has been filed, 1 in Phase 3 and 4 in multiple Phase 2 clinical trials

•	Strategic alliance with Par Pharmaceuticals to distribute Spectrum generic product line
          IRVINE, Calif., May 8, 2006 — Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today reported results for the first quarter ended March 31, 2006.
           For the first quarter of 2006, Spectrum Pharmaceuticals recorded a net loss of approximately $5.9 million, or $0.25 per share (including a non-cash stock-based charge of $1.4 million, primarily resulting from the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), Share-Based Payment, effective January 1, 2006), compared to a net loss of approximately $5.3 million, or $0.35 per share in the first quarter of 2005.
          “We have successfully refocused our specialty pharmaceutical business on late-stage cancer drugs and have built an extensive pipeline of compounds that we believe will provide us with significant revenues in the future,” stated Rajesh C. Shrotriya, Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals. “Over the next year we expect to achieve significant milestones and enhance value for our investors as we move our lead oncology drugs including satraplatin, EOquin™ and the newly acquired LFA, or levofolinic acid, for colorectal cancer and osteogenic sarcoma toward commercialization.
          “We have also developed a profitable path for our generic drug portfolio. In February, we entered into a strategic alliance with Par Pharmaceuticals to distribute our generic products, including, once approved by the FDA, sumatriptan succinate injection, the generic form of GlaxoSmithKline’s Imitrex® injection for the treatment of migraines. To date, we have three FDA approved generic drugs and ten ANDAs pending FDA approval. As part of the alliance, Par will pay milestone payments to Spectrum based on ANDA approvals, then share the profit, if any, on the sales of our generic drugs once they reach the market.”
          Spectrum reported no revenues for the quarters ended March 31, 2006 and 2005. Research and development expenses were approximately $3.7 million in each of the quarters ended March 31, 2005 and 2006. In the first quarter of 2006, general and administrative expenses totaled $1.4 million compared to $1.1 million in the first quarter of 2005. The increase in general and administrative expenses is primarily due to an increase in legal expenses associated with the litigation surrounding Spectrum’s patent challenge of GlaxoSmithKline’s Imitrex® injection. Under the recently announced alliance with Par Pharmaceutical, this litigation expense will be absorbed by Par in the future.
          Stock-based charges for the three months ended March 31, 2006 were $1.4 million. Of this amount, $1.2 million of the charges were the result of the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006. In contrast, prior to January 1, 2006, no financial statement effect was recorded for the non-cash charge for expensing stock options awarded to employees. Approximately $0.6 million of this charge during the first quarter of 2005 was in connection with the fair value of stock issued for the in-licensing of RenaZorb™ from Altair Nanotechnologies, Inc.
          Other income increased in the quarter by $0.4 million, attributable to significantly higher average interest rates and balances of investable funds. As of March 31, 2006, the Company had cash, cash equivalents and marketable securities of approximately $60 million.
Spectrum’s First Quarter Operational Highlights:
■	Formed strategic alliance with Par Pharmaceutical for sales and distribution of Spectrum’s generic drug portfolio.

■	The independent Data Monitoring Board (DMB) for the SPARC (Satraplatin and Prednisone Against Refractory Cancer) Phase 3 registrational trial in second-line chemotherapy for hormone-refractory prostate cancer held its planned meeting to review interim safety and efficacy data from the study. The DMB recommended that the trial should continue as planned.

■	Presented new data on satraplatin at the ASCO Prostate Cancer Symposium that showed satraplatin had anti-tumor activity in patients who had hormone-refractory prostate cancer (HRPC), and had received Taxotere(R) (docetaxel), with a median of three prior chemotherapy regimens. During this conference, data were also presented in vivo and in vitro that showed satraplatin and its active metabolite, JM-118, inhibited the growth of prostate cancer cells in a dose-dependent fashion. In addition, when satraplatin or JM-118 was combined in vitro with Taxotere, a synergistic effect was demonstrated in prostate cancer cells.

■	Strengthened management team with the appointment of industry veteran Daniel Pertschuk, M.D. as Vice President, Medical Affairs.

■	Filed 13th ANDA within Company’s generic drug portfolio; Spectrum currently has nine other ANDAs under review by the FDA, including one with Paragraph IV Certification for sumatriptan injection.

■	After a meeting with the FDA held in January 2006, Spectrum filed an IND with the FDA for a pilot study to be followed by a Phase 3 trial to evaluate EOquin™ in superficial bladder cancer.

■	Acquired all oncology drug assets of Targent, Inc., including Levofolinic Acid (LFA), a drug candidate potentially useful in the treatment of colorectal cancer and osteogenic sarcoma, for which an NDA is on file (closed April 20, 2006).
Other key events and milestones anticipated in 2006 and early 2007 include:
■	Full analysis of Phase 3 clinical trial data for satraplatin will be completed in the Fall and NDA filing in the U.S. by end of 2006

■	Initiation of Phase 3 trial in the U.S. for EOquin™ — Fourth Quarter 2006

■	Patent trial on sumatriptan injection — Fourth Quarter 2006

■	Results from the HDPC and BPH Phase 2 trials for ozarelix during the Second Half of 2006

■	Satraplatin NDA (equivalent) filing in EU — First Quarter 2007

■	Submission of response to CMC questions on LFA — First Quarter 2007
About Spectrum Pharmaceuticals
          Spectrum Pharmaceuticals, Inc. is a specialty pharmaceutical company based in Irvine, California, engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs. By leveraging its operational flexibility and regulatory proficiency, and using the extensive research and development capabilities of its strategic alliance partners, Spectrum has built a diversified portfolio of proprietary and generic drug products in various stages of development and regulatory approval. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking Statements
This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the Company’s operational flexibility and regulatory proficiency, the extensive research and development capabilities of the Company’s strategic alliance partners, an extensive pipeline of compounds that we believe will provide us with significant revenues in the future, that over the next year we expect to achieve significant milestones and enhance value for our investors as we move toward commercialization with our lead oncology drugs including satraplatin, EOquin™ and the newly acquired LFA, or levofolinic acid, for colorectal cancer and osteogenic sarcoma, that we have also developed a profitable path for our generic drug portfolio, milestone payments upon ANDA approval and profit sharing from sales by Par, when satraplatin or JM-118 is combined in vitro with Taxotere, a synergistic effect will be demonstrated in prostate cancer cells, initiation of a pilot study to be followed by a Phase 3 trial to evaluate EOquin™ in superficial bladder cancer, LFA’s potential in the treatment of colorectal cancer and osteogenic sarcoma, full analysis of Phase 3 clinical trial data for satraplatin in the Fall and NDA filing by end of the year, patent trial on sumatriptan injection — Fourth Quarter, results from the HDPC and BPH Phase 2 trials for ozarelix during the second half of 2006, Satraplatin NDA (equivalent) filing in EU by Q1, 2007, submission of response to CMC questions on LFA — Q1, 2007, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the uncertainties involved in and unpredictability of litigation, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of significant revenues, our limited human and financial resources, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
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SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended March 31,
	2006	2005
Revenues	$—	$—

Operating expenses:
Research and development	3,723	3,694
General and administrative	1,395	1,132
Stock-based charges	1,388	658

Total operating expenses	6,506	5,484

Loss from operations	(6,506)	(5,484)
Other income, net	631	214
Net loss before minority interest in consolidated subsidiary	(5,875)	(5,270)
Minority interest in net loss of consolidated subsidiary	2	$2

Net loss	$(5,873)	$(5,268)

Basic and diluted net loss per share	$(0.25)	$(0.35)

Basic and diluted weighted average common shares outstanding	23,626,960	15,132,771

Supplemental Information
Stock-based charges — Components:
Research and development	$902	$638
General and administrative	$486	$20

Total stock based charges	$1,388	$658

Summary Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2006	2005
Cash, cash equivalents and marketable securities	$59,919	$63,667
Accounts Receivable	237	287
Inventory — Raw materials	58	58
Other current assets	346	373

Total current assets	60,560	64,385
Property and equipment, net and other assets	803	690

Total assets	$61,363	$65,075

Total liabilities	$4,742	$4,069
Minority Interest	21	23
Stockholders’ equity	56,600	60,983

Total liabilities and stockholders’ equity	$61,363	$65,075